Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL 2021 RESULTS

The Company Reports Net Income of $1.18 Million in the December 2020 Quarter

Loans Held for Investment Decrease 5% from June 30, 2020 to $855.1 Million

Total Deposits Increase 2% from June 30, 2020 to $910.0 Million

Non-Interest Expense Declines 8% to $6.92 Million in the December 2020 Quarter in
Comparison to the December 2019 Quarter

Riverside, Calif. – January 27, 2021 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter earnings results for the fiscal year ending June 30, 2021.
            For the quarter ended December 31, 2020, the Company reported net income of $1.18 million, or $0.16 per diluted share (on 7.49 million average diluted shares outstanding), down from net income of $2.40 million, or $0.31 per diluted share (on 7.66 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the decrease in earnings was primarily attributable to lower net interest income and lower non-interest income, partly offset by lower non-interest expense (mainly, lower salaries and employee benefits expenses related to fewer employees and reduced incentive compensation).

“Unfortunately, our current operating results have been negatively impacted by the low interest rate environment stemming from the weak economic conditions.  Nonetheless, we are profitable, well-capitalized and well-positioned for the transition to an improving economic environment just as we were well-positioned for the economic downturn resulting from the COVID-19 pandemic before it occurred,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “I believe we will see improving general economic conditions as we progress through 2021 and the Company will see improving operating fundamentals as well,” said Mr. Blunden.
Return on average assets for the second quarter of fiscal 2021 was 0.40 percent, down from 0.87 percent for the same period of fiscal 2020; and return on average stockholders’ equity for the second quarter of fiscal 2021 was 3.77 percent, down from 7.81 percent for the comparable period of fiscal 2020.
On a sequential quarter basis, the $1.18 million net income for the second quarter of fiscal 2021 reflects a 21 percent decrease from $1.49 million in the first quarter of fiscal 2021. The decrease in earnings for the second quarter of fiscal 2021 compared to the first quarter of fiscal 2021 was primarily attributable to a decrease of $528,000 in net interest income and a $185,000 decrease in non-interest income, partly offset by a decrease of $181,000 in the provision for loan losses. Diluted earnings per share for the second quarter of fiscal 2021 were $0.16 per share, down 20 percent from the $0.20 per share during the first quarter of fiscal 2021. Return on average assets was 0.40 percent for the second quarter of fiscal 2021, down from 0.50 percent in the first quarter of fiscal 2021; and return on average stockholders’ equity for the second quarter of fiscal 2021 was 3.77 percent, down from 4.78 percent for the first quarter of fiscal 2021.

For the six months ended December 31, 2020 net income decreased $2.30 million, or 46 percent, to $2.66 million from $4.96 million in the comparable period ended December 31, 2019; and diluted earnings per share for the six months ended December 31, 2020 decreased 45 percent to $0.36 per share (on 7.47 million average diluted shares outstanding) from $0.65 per share (on 7.65 million average diluted shares outstanding) for the comparable six-month period last year. Compared to the same period last year, the decrease in earnings was primarily attributable to a $3.42 million decrease in net-interest income; partly offset by lower non-interest expense as a result of a $1.24 million decrease in salaries and employee benefits expenses.
Net interest income decreased $2.00 million, or 21 percent, to $7.64 million in the second quarter of fiscal 2021 from $9.64 million for the same quarter of fiscal 2020, attributable to a decrease in the net interest margin, partly offset by a higher average interest-earning assets balance. The net interest margin during the second quarter of fiscal 2021 decreased 93 basis points to 2.66 percent from 3.59 percent in the same quarter last year, primarily due to a decrease in the average yield of interest-earning assets reflecting primarily downward pressure on adjustable rate instruments as a result of decreases in market interest rates over the last year, partly offset by a much smaller decrease in the average cost of interest-bearing liabilities. The average yield on interest-earning assets decreased by 108 basis points to 3.10 percent in the second quarter of fiscal 2021 from 4.18 percent in the same quarter last year while the average cost of interest-bearing liabilities decreased by 16 basis points to 0.49 percent in the second quarter of fiscal 2021 from 0.65 percent in the same quarter last year. The average balance of interest-earning assets increased by $75.0 million, or seven percent, to $1.15 billion in the second quarter of fiscal

2021 from $1.07 billion in the same quarter last year due primarily to purchases of investment securities. The average balance of interest-bearing liabilities increased by $72.9 million, or eight percent, to $1.04 billion in the second quarter of fiscal 2021 from $964.6 million in the same quarter last year due primarily to increased deposits.
The average balance of loans receivable decreased by $65.6 million, or seven percent, to $868.5 million in the second quarter of fiscal 2021 from $934.1 million in the same quarter of fiscal 2020. The average yield on loans receivable decreased by 58 basis points to 3.84 percent in the second quarter of fiscal 2021 from an average yield of 4.42 percent in the same quarter of fiscal 2020. Net deferred loan cost amortization in the second quarter of fiscal 2021 increased to $521,000 from $12,000 in the same quarter of fiscal 2020.  Deferred loan fees of $378,000 were recognized in interest income as a result of a loan payoff in the second quarter of fiscal 2020 from a previously classified non-performing loan that had been upgraded to pass, which was not replicated in the second quarter of fiscal 2021. Total loans originated and purchased for investment in the second quarter of fiscal 2021 were $29.6 million, down 64 percent from $81.6 million in the same quarter of fiscal 2020. Loan principal payments received in the second quarter of fiscal 2021 were $59.6 million, down nine percent from $65.2 million in the same quarter of fiscal 2020.
The average balance of investment securities increased by $121.4 million, or 139 percent, to $208.5 million in the second quarter of fiscal 2021 from $87.1 million in the same quarter of fiscal 2020. The average yield on investment securities decreased 174 basis points to 0.86 percent in the second quarter of fiscal 2021 from 2.60 percent for the same quarter of fiscal 2020. The decrease in the average yield was primarily attributable to investment security purchases with a lower average yield than the legacy portfolio of investment securities, reflecting the currently low interest rate environment. During the second quarter of fiscal 2021, the Bank purchased investment securities totaling $21.0 million with an average yield of approximately 0.80%; and for the first six months of fiscal 2021, the Bank purchased investment securities totaling $103.8 million with an average yield of approximately 0.82%.
In the second quarter of fiscal 2021, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed a $100,000 cash dividend to the Bank on its FHLB stock, down 31 percent from $145,000 in the same quarter last year.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $19.4 million, or 43 percent, to $64.9 million in the second quarter of fiscal 2021 from $45.5 million in the same quarter of fiscal 2020 as a result of deposit growth outpacing loan originations. The average yield earned on interest-earning deposits in the second quarter of fiscal 2021 was 0.10 percent, down 152 basis points from 1.62 percent in the same quarter of fiscal 2020 largely as a result of decreases in the targeted Federal Funds Rate since August 2019.
Average deposits increased $69.1 million, or eight percent, to $902.7 million in the second quarter of fiscal 2021 from $833.6 million in the same quarter of fiscal 2020, primarily due to increases in transaction accounts resulting primarily from government assistance programs related to the COVID-19 pandemic, partly offset by a managed run-off of higher cost time deposits. The average cost of deposits improved, decreasing by 16 basis points to 0.21 percent in the second quarter of fiscal 2021 from 0.37 percent in the same quarter last year.

Transaction account balances or “core deposits” increased $33.2 million, or five percent, to $756.2 million at December 31, 2020 from $723.0 million at June 30, 2020, while time deposits decreased $16.2 million, or 10 percent, to $153.8 million at December 31, 2020 from $170.0 million at June 30, 2020.
The average balance of borrowings, which consisted of FHLB advances, increased $3.7 million, or three percent, to $134.8 million while the average cost of borrowings decreased seven basis points to 2.36 percent in the second quarter of fiscal 2021, compared to an average balance of $131.1 million with an average cost of 2.43 percent in the same quarter of fiscal 2020. The increase in the average balance of borrowings was primarily due to new borrowings with a lower average cost.
During the second quarter of fiscal 2021, the Company recorded a provision for loan losses of $39,000, in contrast to a $22,000 recovery from the allowance for loan losses recorded during the same period of fiscal 2020 and lower than the provision for loan losses of $220,000 recorded in the first quarter of fiscal 2021 (sequential quarter).  The provision for loan losses in the last four quarters was primarily due to a qualitative component established in our allowance for loan losses methodology in response to the COVID-19 pandemic and its continued and forecasted adverse economic impact. The lower provision for the current quarter primarily reflects the decrease in loan balances partially offset by an increase in non-performing loans as well as an improvement in the forecasted economic metrics utilized during the current quarter while the provision for loan losses recorded in the preceding quarters primarily reflected the deterioration in forecasted economic metrics as a result of the COVID-19 pandemic.

Non-performing assets, comprised solely of non-performing loans with underlying collateral located in California, increased $5.4 million, or 109 percent, to $10.3 million, or 0.88 percent of total assets, at December 31, 2020, compared to $4.9 million, or 0.42 percent of total assets, at June 30, 2020. The non-performing loans at December 31, 2020 are comprised of 33 single-family loans. At both December 31, 2020 and June 30, 2020, there was no real estate owned.
Net loan recoveries for the quarter ended December 31, 2020 were $9,000 or 0.00 percent (annualized) of average loans receivable, as compared to net loan recoveries of $14,000 or 0.01 percent (annualized) of average loans receivable for the quarter ended December 31, 2019 and net loan recoveries of $5,000 or 0.00 percent (annualized) of average loans receivable for the quarter ended September 30, 2020 (sequential quarter).
Classified assets, comprised solely of loans, were $14.9 million at December 31, 2020, including $4.6 million of loans in the special mention category and $10.3 million of loans in the substandard category; while classified assets at June 30, 2020 were $14.1 million, including $8.6 million of loans in the special mention category and $5.5 million of loans in the substandard category.
The Bank has received requests from borrowers for some type of payment relief due to the COVID-19 pandemic. Loans that were current on their payments prior to the COVID-19 pandemic and modified by deferred payments, are not considered to be troubled debt restructurings pursuant to applicable accounting guidance through the earlier of January 1, 2022, or 60 days after the national emergency concerning COVID-19 declared by the president terminates. The primary method of relief is to allow the borrower to defer loan payments for up to an initial six-month period, although we have also waived late fees and suspended foreclosure proceedings. Loans in which their payments are deferred beyond the initial six months are no longer in forbearance and are subsequently classified as troubled debt restructuring. As of December 31, 2020, there were six single-family loans in forbearance with outstanding balances of approximately $1.8 million or 0.21 percent of gross loans held for investment and two multi-family loans in forbearance with outstanding balances of approximately $763,000 or 0.09 percent of gross loans held for investment. In addition, as of December 31, 2020, the Bank had two pending requests for payment relief for a single-family loan of $684,000 and a multi-family loan of $1.1 million. Interest income is recognized during the forbearance period unless the loans are classified as non-performing. After the payment deferral period, scheduled loan payments will once again become due and payable.  The forbearance amount will be due and payable in full as a balloon payment at the end of the loan term or sooner if the loan becomes due and payable in full at an earlier date. The Company believes the steps it is taking are necessary to effectively manage the loan portfolio and assist its customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.
For the quarter ended December 31, 2020, 16 loans previously in a COVID-19 related payment forbearance were restructured and classified as restructured loans, while one restructured loan was upgraded to the pass category. For the six months ended December 31, 2020, these 16 loans and one pass loan were restructured and classified as restructured loans, while two restructured loans were upgraded to the pass category. The outstanding balance of restructured loans at December 31, 2020 was $8.2 million (23 loans) up from $2.6 million (eight loans) at June 30, 2020. As of December 31, 2020, all of the restructured loans were classified as substandard non-accrual and all of the restructured loans have a current payment status consistent with their restructuring terms.
The allowance for loan losses was $8.5 million at December 31, 2020, or 0.99 percent of gross loans held for investment, compared to $8.3 million at June 30, 2020, or 0.91 percent of gross loans held for investment. Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2020 under the incurred loss methodology.
Non-interest income decreased by $370,000, or 28 percent, to $974,000 in the second quarter of fiscal 2021 from $1.34 million in the same period of fiscal 2020, primarily due to a decrease in loan servicing and other fees resulting from lower loan prepayment fees and decreases in deposit account fees reflecting reduced transactions as a result of the COVID-19 pandemic. On a sequential quarter basis, non-interest income decreased $185,000, or 16 percent, primarily as a result of a decrease in loan servicing and other fees resulting from lower loan prepayment fees.
Non-interest expenses decreased $638,000, or eight percent, to $6.92 million in the second quarter of fiscal 2021 from $7.55 million in the same quarter last year due primarily to lower salaries and employee benefits expense resulting from fewer employees and lower incentive compensation. On a sequential quarter basis, non-interest expenses decreased $69,000 or one percent to $6.92 million from $6.99 million, primarily due to lower salaries and employee benefits expense.

The Company’s efficiency ratio in the second quarter of fiscal 2021 was 80 percent, up from 69 percent in the same quarter last year and 75 percent in the first quarter of fiscal 2021 (sequential quarter) primarily due to the decrease in net interest income.
The Company’s provision for income tax was $481,000 for the second quarter of fiscal 2021, down 54 percent from $1.05 million in the same quarter last year primarily due to lower pre-tax income. The effective tax rate in the second quarter of fiscal 2021 was 29.0%. The Company believes that the tax provision recorded in the second quarter of fiscal 2021 reflects its current federal and state income tax obligations.
The Company did not repurchase any shares of its common stock during the quarter ended December 31, 2020 pursuant to its stock repurchase plan. As of December 31, 2020, a total of 371,815 shares or 100 percent of the shares authorized for repurchase under the April 2020 stock repurchase plan are available to purchase.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Thursday, January 28, 2021 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-877-692-8955 and referencing access code number 9568794.  An audio replay of the conference call will be available through Thursday, February 4, 2021 by dialing 1-866-207-1041 and referencing access code number 8567286.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to the effect of the COVID-19 pandemic, including on Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes,; including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Assets
Cash and cash equivalents	$74,001	$66,467	$116,034	$84,250	$48,233
Investment securities – held to maturity, at cost	203,098	193,868	118,627	69,482	77,161
Investment securities - available for sale, at fair value	4,158	4,416	4,717	4,828	5,237
Loans held for investment, net of allowance for loan losses of $8,538; $8,490; $8,265; $7,810 and $6,921, respectively; includes $1,972; $2,240; $2,258; $3,835 and $4,173 at fair value, respectively	855,086	884,953	902,796	914,307	941,729
Accrued interest receivable	3,126	3,373	3,271	3,154	3,292
FHLB – San Francisco stock	7,970	7,970	7,970	8,199	8,199
Premises and equipment, net	9,980	10,099	10,254	10,606	10,967
Prepaid expenses and other assets	13,308	12,887	13,168	12,741	12,569

Total assets	$1,170,727	$1,184,033	$1,176,837	$1,107,567	$1,107,387

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$109,609	$114,537	$118,771	$86,585	$85,846
Interest-bearing deposits	800,359	790,149	774,198	749,246	747,804
Total deposits	909,968	904,686	892,969	835,831	833,650

Borrowings	116,015	136,031	141,047	131,070	131,085
Accounts payable, accrued interest and other liabilities	19,760	18,657	18,845	17,508	18,876
Total liabilities	1,045,743	1,059,374	1,052,861	984,409	983,611

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
  shares authorized; 18,097,615; 18,097,615;
  18,097,615; 18,097,615 and 18,097,615
  shares issued, respectively; 7,442,254;
  7,441,259; 7,436,315; 7,436,315 and
  7,483,071 shares outstanding, respectively)

	181	181	181	181	181
Additional paid-in capital	96,164	95,948	95,593	95,355	95,118
Retained earnings	194,923	194,789	194,345	193,802	193,704
Treasury stock at cost (10,655,361; 10,656,356; 10,661,300; 10,661,300 and 10,614,544 shares, respectively)
	(166,364)	(166,358)	(166,247)	(166,247)	(165,360)
Accumulated other comprehensive income, net of tax	80	99	104	67	133

Total stockholders’ equity	124,984	124,659	123,976	123,158	123,776

Total liabilities and stockholders’ equity	$1,170,727	$1,184,033	$1,176,837	$1,107,567	$1,107,387

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2020	2019	2020	2019
Interest income:
Loans receivable, net	$8,344	$10,320	$17,261	$20,395
Investment securities	448	567	926	1,181
FHLB – San Francisco stock	100	145	200	288
Interest-earning deposits	17	189	41	435
Total interest income	8,909	11,221	18,428	22,299

Interest expense:
Checking and money market deposits	79	117	170	227
Savings deposits	54	131	132	265
Time deposits	335	530	717	1,062
Borrowings	803	804	1,605	1,524
Total interest expense	1,271	1,582	2,624	3,078

Net interest income	7,638	9,639	15,804	19,221
Provision (recovery) for loan losses	39	(22)	259	(203)
Net interest income, after provision (recovery) for loan losses	7,599	9,661	15,545	19,424

Non-interest income:
Loan servicing and other fees	120	367	525	500
Deposit account fees	329	451	639	898
Card and processing fees	368	371	732	761
Other	157	155	237	255
Total non-interest income	974	1,344	2,133	2,414

Non-interest expense:
Salaries and employee benefits	4,301	4,999	8,744	9,984
Premises and occupancy	865	880	1,768	1,758
Equipment	273	262	548	541
Professional expenses	402	331	816	739
Sales and marketing expenses	227	212	340	329
Deposit insurance premiums and regulatory assessments	141	59	275	43
Other	707	811	1,410	1,398
Total non-interest expense	6,916	7,554	13,901	14,792

Income before taxes	1,657	3,451	3,777	7,046
Provision for income taxes	481	1,053	1,116	2,086
Net income	$1,176	$2,398	$2,661	$4,960

Basic earnings per share	$0.16	$0.32	$0.36	$0.66
Diluted earnings per share	$0.16	$0.31	$0.36	$0.65
Cash dividends per share	$0.14	$0.14	$0.28	$0.28

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarters (Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Interest income:
Loans receivable, net	$8,344	$8,917	$9,128	$9,622	$10,320
Investment securities	448	478	461	478	567
FHLB – San Francisco stock	100	100	102	144	145
Interest-earning deposits	17	24	36	186	189
Total interest income	8,909	9,519	9,727	10,430	11,221

Interest expense:
Checking and money market deposits	79	91	91	106	117
Savings deposits	54	78	100	131	131
Time deposits	335	382	452	509	530
Borrowings	803	802	794	794	804
Total interest expense	1,271	1,353	1,437	1,540	1,582

Net interest income	7,638	8,166	8,290	8,890	9,639
Provision (recovery) for loan losses	39	220	448	874	(22)
Net interest income, after provision (recovery) for loan losses	7,599	7,946	7,842	8,016	9,661

Non-interest income:
Loan servicing and other fees	120	405	188	131	367
Deposit account fees	329	310	289	423	451
Card and processing fees	368	364	333	360	371
Other	157	80	195	187	155
Total non-interest income	974	1,159	1,005	1,101	1,344

Non-interest expense:
Salaries and employee benefits	4,301	4,443	3,963	4,966	4,999
Premises and occupancy	865	903	862	845	880
Equipment	273	275	274	314	262
Professional expenses	402	414	349	351	331
Sales and marketing expenses	227	113	267	177	212
Deposit insurance premiums and regulatory assessments	141	134	130	54	59
Other	707	703	758	798	811
Total non-interest expense	6,916	6,985	6,603	7,505	7,554

Income before taxes	1,657	2,120	2,244	1,612	3,451
Provision for income taxes	481	635	660	467	1,053
Net income	$1,176	$1,485	$1,584	$1,145	$2,398

Basic earnings per share	$0.16	$0.20	$0.21	$0.15	$0.32
Diluted earnings per share	$0.16	$0.20	$0.21	$0.15	$0.31
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information)
	Quarter Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
SELECTED FINANCIAL RATIOS:
Return on average assets	0.40%	0.87%	0.45%	0.91%
Return on average stockholders’ equity	3.77%	7.81%	4.27%	8.13%
Stockholders’ equity to total assets	10.68%	11.18%	10.68%	11.18%
Net interest spread	2.61%	3.53%	2.70%	3.55%
Net interest margin	2.66%	3.59%	2.75%	3.61%
Efficiency ratio	80.31%	68.78%	77.50%	68.37%
Average interest-earning assets to average interest-bearing liabilities	110.82%	111.43%	110.72%	111.52%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.16	$0.32	$0.36	$0.66
Diluted earnings per share	$0.16	$0.31	$0.36	$0.65
Book value per share	$16.79	$16.54	$16.79	$16.54
Shares used for basic EPS computation	7,441,984	7,482,300	7,439,230	7,482,367
Shares used for diluted EPS computation	7,492,040	7,658,050	7,474,661	7,651,441
Total shares issued and outstanding	7,442,254	7,483,071	7,442,254	7,483,071

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage Loans:
Single-family	$12,444	$52,671	$35,643	$86,300
Multi-family	16,432	20,164	38,279	76,640
Commercial real estate	-	6,479	1,860	8,898
Construction	688	2,313	1,828	3,209
Consumer loans	-	1	-	1
Total loans originated and purchased for investment	$29,564	$81,628	$77,610	$175,048

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
SELECTED FINANCIAL RATIOS:
Return on average assets	0.40%	0.50%	0.55%	0.41%	0.87%
Return on average stockholders’ equity	3.77%	4.78%	5.14%	3.70%	7.81%
Stockholders’ equity to total assets	10.68%	10.53%	10.53%	11.12%	11.18%
Net interest spread	2.61%	2.79%	2.89%	3.23%	3.53%
Net interest margin	2.66%	2.84%	2.95%	3.30%	3.59%
Efficiency ratio	80.31%	74.91%	71.04%	75.12%	68.78%
Average interest-earning assets to average interest-bearing liabilities	110.82%	110.62%	110.80%	111.39%	111.43%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.16	$0.20	$0.21	$0.15	$0.32
Diluted earnings per share	$0.16	$0.20	$0.21	$0.15	$0.31
Book value per share	$16.79	$16.75	$16.67	$16.56	$16.54
Average shares used for basic EPS	7,441,984	7,436,476	7,436,315	7,468,932	7,482,300
Average shares used for diluted EPS	7,492,040	7,457,282	7,485,019	7,590,348	7,658,050
Total shares issued and outstanding	7,442,254	7,441,259	7,436,315	7,436,315	7,483,071

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage loans:
Single-family	$12,444	$23,199	$11,206	$9,654	$52,671
Multi-family	16,432	21,847	32,876	12,850	20,164
Commercial real estate	-	1,860	-	5,570	6,479
Construction	688	1,140	-	774	2,313
Other	-	-	143	-	-
Consumer loans	-	-	-	-	1
Total loans originated and purchased for investment	$29,564	$48,046	$44,225	$28,848	$81,628

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of	As of	As of	As of	As of
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$390	$370	$270	$250	$250
Allowance for loan losses	$8,538	$8,490	$8,265	$7,810	$6,921
Non-performing loans to loans held for investment, net	1.20%	0.51%	0.55%	0.40%	0.36%
Non-performing assets to total assets	0.88%	0.38%	0.42%	0.33%	0.31%
Allowance for loan losses to gross loans held
for investment	0.99%	0.95%	0.91%	0.85%	0.73%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	0.00%	0.00%	0.00%	(0.01)%	(0.01)%
Non-performing loans	$10,270	$4,532	$4,924	$3,635	$3,427
Loans 30 to 89 days delinquent	$350	$2	$219	$2,827	$986

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Recourse provision for loans sold	$20	$100	$20	$-	$-
Provision (recovery) for loan losses	$39	$220	$448	$874	$(22)
Net loan charge-offs (recoveries)	$(9)	$(5)	$(7)	$(15)	$(14)

	As of	As of	As of	As of	As of
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.78%	9.64%	10.13%	10.36%	10.24%
Common equity tier 1 capital ratio	18.30%	16.94%	17.51%	17.26%	16.62%
Tier 1 risk-based capital ratio	18.30%	16.94%	17.51%	17.26%	16.62%
Total risk-based capital ratio	19.56%	18.19%	18.76%	18.45%	17.65%

	As of December 31,
	2020		2019
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$1,000	0.34%	$800	2.63%
U.S. SBA securities	1,903	0.60	2,816	2.35
U.S. government sponsored enterprise MBS	200,195	1.14	73,545	2.85
Total investment securities held to maturity	$203,098	1.13%	$77,161	2.83%

Available for sale (at fair value):
U.S. government agency MBS	$2,551	2.77%	$3,246	3.77%
U.S. government sponsored enterprise MBS	1,434	3.06	1,760	4.51
Private issue collateralized mortgage obligations	173	3.69	231	4.63
Total investment securities available for sale	$4,158	2.91%	$5,237	4.06%

Total investment securities	$207,256	1.17%	$82,398	2.91%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of December 31,
	2020		2019
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$257,864	3.83%	$347,344	4.20%
Multi-family (5 or more units)	488,412	4.16	479,151	4.34
Commercial real estate	102,551	4.67	107,613	4.98
Construction	7,135	5.99	6,914	7.04
Other mortgage	141	5.25	-	-
Commercial business	882	6.45	578	6.09
Consumer	95	15.00	140	15.00
Total loans held for investment	857,080	4.14%	941,740	4.38%

Advance payments of escrows	142		56
Deferred loan costs, net	6,402		6,854
Allowance for loan losses	(8,538)		(6,921)
Total loans held for investment, net	$855,086		$941,729

Purchased loans serviced by others included above	$18,370	3.61%	$29,798	3.74%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of December 31,
	2020		2019
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$109,609	-%	$85,846	-%
Checking accounts – interest-bearing	314,163	0.05	269,454	0.12
Savings accounts	289,133	0.06	259,035	0.20
Money market accounts	43,310	0.14	33,418	0.28
Time deposits	153,753	0.82	185,897	1.13
Total deposits	$909,968	0.18%	$833,650	0.37%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	-	-
Over three to six months	5,000	-	-	-
Over six months to one year	21,015	1.75	10,000	3.92
Over one year to two years	30,000	1.90	31,078	2.41
Over two years to three years	20,000	2.00	30,000	1.90
Over three years to four years	20,000	2.50	20,000	2.00
Over four years to five years	20,000	2.70	20,007	2.50
Over five years	-	-	20,000	2.70
Total borrowings	$116,015	2.05%	$131,085	2.41%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended		Quarter Ended
	December 31, 2020		December 31, 2019
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Held to maturity:
Loans receivable, net	$868,494	3.84%	$934,060	4.42%
Investment securities	208,453	0.86	87,108	2.60
FHLB – San Francisco stock	7,970	5.02	8,199	7.07
Interest-earning deposits	64,922	0.10	45,519	1.62
Total interest-earning assets	$1,149,839	3.10%	$1,074,886	4.18%
Total assets	$1,179,797		$1,107,102

Deposits	$902,701	0.21%	$833,554	0.37%
Borrowings	134,826	2.36	131,084	2.43
Total interest-bearing liabilities	$1,037,527	0.49%	$964,638	0.65%
Total stockholders’ equity	$124,855		$122,820

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

	Six Months Ended		Six Months Ended
	December 31, 2020		December 31, 2019
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Held to maturity:
Loans receivable, net	$880,733	3.92%	$918,666	4.44%
Investment securities	182,344	1.02	91,527	2.58
FHLB – San Francisco stock	7,970	5.02	8,199	7.03
Interest-earning deposits	79,099	0.10	45,015	1.89
Total interest-earning assets	$1,150,146	3.20%	$1,063,407	4.19%
Total assets	$1,180,936		$1,095,219

Deposits	$900,993	0.22%	$832,187	0.37%
Borrowings	137,769	2.31	121,363	2.49
Total interest-bearing liabilities	$1,038,762	0.50%	$953,550	0.64%
Total stockholders’ equity	$124,599		$122,001

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
ASSET QUALITY:
	As of	As of	As of	As of	As of
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$2,062	$2,084	$2,281	$1,875	$1,607
Total	2,062	2,084	2,281	1,875	1,607

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	8,208	2,421	2,612	1,726	1,783
Commercial business loans	-	27	31	34	37
Total	8,208	2,448	2,643	1,760	1,820

Total non-performing loans (1)	10,270	4,532	4,924	3,635	3,427

Real estate owned, net	-	-	-	-	-
Total non-performing assets	$10,270	$4,532	$4,924	$3,635	$3,427

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value adjustments.